EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) ANNOUNCES 2 FOR 1 STOCK SPLIT

ROCKVILLE, MD. — July 1, 2004:  Bresler & Reiner, Inc. announced today that its Board of Directors approved a 2-for-1 stock split of the Company’s common stock. The stock split will be affected in the form of a stock dividend which the Company expects to distribute on or about September 1, 2004, to shareholders of record on August 1, 2004, with shareholders receiving one additional share of common stock for each share held.  The Company had 2,738,606 shares of common stock outstanding as of June 30, 2004.  Distribution of the dividend is contingent on filing an amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized common stock from 4,000,000 shares to 7,000,000 shares.  The Company’s Board of Directors and controlling shareholders have approved the amendment, and the Company is in the process of preparing an Information Statement with respect to the amendment to be filed with the Securities and Exchange Commission and mailed to the Company’s shareholders.

Bresler & Reiner, Inc. develops and owns commercial, residential, and hospitality properties in the Washington, DC, Orlando, Florida and Philadelphia, Pennsylvania metropolitan areas.

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our ability to compete effectively; our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions; our ability to obtain necessary governmental permits and approvals; our ability to secure tenants for our projects and properties; our ability to sustain occupancy levels at our properties through keeping existing tenants and securing  new ones; our ability to secure tenants for the residential and commercial properties that we develop; our ability to obtain mortgage financing on acceptable terms; future litigation; and changes in environmental health and safety laws.

For further information contact:	Sidney M. Bresler, CEO
Bresler & Reiner, Inc.
11140 Rockville Pike
Suite 620
Rockville, Maryland 20852
(301) 945-4300
www.breslerandreiner.com